EXHIBIT 99.1

FEI Company
5350 NE Dawson Creek Drive
Hillsboro, Oregon
USA 97124-5793

Phone: 503 726-7500
Fax: 503 726-7509
www.feic.com

NEWS RELEASE

For more information contact:

Fletcher Chamberlin

Investor Relations

(503) 726-7710

fchamberlin@feico.com

FEI COMPANY ANNOUNCES REALIGNMENT OF BUSINESSES

Company Also Announces Preliminary Second Quarter Results and Planned
Restructuring of Operations

HILLSBORO, Ore./July 11, 2005 – FEI Company (Nasdaq:FEIC) today made four announcements aimed at taking advantage of the significant growth and profitability opportunities in its markets, as well as responding to business conditions.  The company:

•                  realigned its organization structure to focus on three major nanotechnology markets;

•                  announced plans to reduce excess capacity and restructure operations in the second half of 2005;

•                  provided revised guidance for the second quarter of 2005 and commented on the outlook for the remainder of the year; and

•                  announced certain cash and non-cash charges and gains for the second quarter.

To drive growth in specific Nanotechnology markets, the company will realign its sales, marketing and R&D organizations to focus on its three major markets: NanoElectronics, NanoResearch and NanoBiology.  The company believes that customers in these three markets represent early adopters of nanotechnology tools, and a specific market focus will enable the company to provide solutions which better satisfy the developing market needs.

As part of this organizational realignment, the company plans to restructure and consolidate its operations, including closing its Peabody, Massachusetts facility, reducing costs and excess capacity.  The early estimate of these restructuring and related charges is approximately $15 million in the second half of 2005.

Revenue for the second quarter is now expected to be in the range of $109 million to $111 million, compared with the previously issued guidance of $114 million to $120 million.  Bookings in the quarter are expected to be approximately $107 million to $110 million.  Non-GAAP earnings per share for the quarter, before the charges and gains discussed below, are expected to be approximately breakeven, compared with the previously issued guidance of $0.05 to $0.09 GAAP earnings per share.  The company is not providing a GAAP earnings per share estimate at this time pending finalization by the company and its auditors of the cash and non-cash charges expected to be recorded in the second quarter.  This information will be provided in the company’s release of its full financial results for the second quarter.

The company currently expects to record cash and non-cash charges and gains in the second quarter of 2005.  These items include:

•                  a gain from the sale of the secondary ion mass spectrometer product line, estimated at $700,000 before taxes;

•                  a charge of approximately $1.8 million related to the repurchase and retirement of $70 million face value of the company’s 5.5% convertible notes;

•                  a cash charge of approximately $600,000 for restructuring and relocation costs and non-cash charges involving parts of the company’s semiconductor business, which have been preliminarily estimated at approximately $30 million related to inventory write-downs and the impairment of certain fixed, intangible and other assets.  In addition, a potential non-cash impairment of goodwill, which has been preliminarily estimated at approximately $21 million, is under review.

“The organizational realignment we are announcing today has been under development for several months and is aimed at both increasing revenue and improving efficiency,” said Vahé Sarkissian, CEO of FEI.  “We believe that our focus around markets in our operating divisions will allow us to create more value-driven solutions, linking our products, services and technologies more effectively with customer needs.  Consolidation of our product divisions into three market groups should also increase efficiency and reduce costs. We expect the steps announced today will reduce our quarterly breakeven revenue run rate to less than $100 million.”

Regarding the revised guidance for the second quarter, Sarkissian commented, “A number of orders and shipments that we expected in the second quarter have been delayed by our customers until the second half of the year.  The shortfall was primarily related to the semiconductor part of our NanoElectronics market.

“While we are disappointed with our second quarter results,” concluded Sarkissian, “our backlog remains at near-record levels and we expect stronger orders in the second half of the year.  The combination of our cost reduction steps and the movement of the backlog into shipments, especially in the fourth quarter, is aimed at increasing profitability later in 2005 and in 2006.”

At this time, the company is projecting bookings for the third quarter to be approximately 10% above second quarter levels, with a further increase in the fourth quarter.  Revenues in the third quarter are currently expected to be similar to the second quarter of 2005, and revenues are expected to increase in the fourth quarter compared to the third quarter based on currently projected product shipments.

FEI will hold a conference call to discuss this press release at 2:00 p.m. PDT (5:00 p.m. EDT) today, July 11.  Interested investors may join the call by dialing 1-800-218-0713 (domestic, toll-free) or 1-303-262-2131 (international) and asking for the FEI Update call. The call can also be accessed via the web by going to FEI’s Investor Relations page at http://www.feicompany.com, where the webcast will also be archived. A telephone replay of the call will also be accessible for one month by dialing 1-800-405-2236 (US) or 1-303-590-3000 (international) and entering the access code 11034725#.

FEI expects to release full second quarter results on August 3, 2005.

Safe Harbor Statement

This news release contains forward-looking statements that include statements about early adoption of nanotechnology tools in certain markets, a reduction in the company’s quarterly breakeven revenue run rate, increasing profitability for fiscal 2005 and 2006, anticipated results in the second quarter, expected cost and capacity reductions, expected increases in efficiencies, projected second, third and fourth quarter gains and charges, future bookings, revenue, product shipments, earnings, profitability and future technology advances. Factors that could affect these forward-looking statements include, but are not limited to, further weakness and cyclical changes in the data storage and semiconductor industries; the company’s ability to accomplish intended cost-reductions; success related to the company’s realignment of its business around certain markets; the company’s ability to ship new products currently in backlog on scheduled delivery dates; the conversion of existing backlog into shipments; the continued growth in nanotechnology markets in general and more particularly, the strength of the scientific research, semiconductor and data storage markets; and lower than expected customer orders.  In addition, the estimates given for quarterly results, gains or charges are preliminary estimates based on the reasonable assumptions of management and their knowledge based on information currently available, and those preliminary estimates and/or assumptions may prove to be incorrect or inaccurate based upon further information, accounting adjustments, or charges and the success of our restructuring plans.  Please also refer to our Form 10-K, Forms 10-Q and other filings with the U.S. Securities and Exchange Commission for additional information on these factors and other factors that could cause actual results to differ materially from the forward-looking statements. FEI assumes no duty to update forward-looking statements.

About FEI

FEI’s Tools for Nanotech™, featuring focused ion- and electron-beam technologies, deliver 3D characterization, analysis and modification capabilities with resolution down to the sub-Angstrom level.  With R&D centers in North America and Europe, and sales and service operations in more than 40 countries around the world, FEI is bringing the nanoscale within the grasp of leading researchers and manufacturers and helping to turn some of the biggest ideas of this century into reality.  More information can be found on the FEI website at: www.feicompany.com.

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